David Anthony Joins Energy Focus Board of Directors

Solon, OH – March 2, 2010 – Energy Focus, Inc. (NASDAQ: EFOI), a leader in providing energy efficient lighting solutions, today announced that David Anthony, Managing Director of 21Ventures, LLC, has been elected to Energy Focus, Inc.’s Board of Directors. David Anthony replaces David Gelbaum who has resigned from four public company boards including Energy Focus’ to devote more time to his new position as CEO of Entech Solar (OTC: ENSL). Mr. Anthony has recently resigned from the board of directors of Entech Solar so that he can devote time to other companies in the Quercus Trust. Mr. Gelbaum will continue his relationship with Energy Focus as a board observer.

David Anthony is the founder and managing founder of 21Ventures, a global venture capital management firm. He sits on the board of a number of 21Venture portfolio companies including Advanced Telemetry; BioPetroClean, ETV Motors, and Variable Wind Solutions. David is an experienced entrepreneur, venture capitalist, and educator and also serves on the board of directors of several publicly traded companies including Axion Power International, Inc. (OTC: AXPW); Clean Power Technologies Inc. (OTC: CPWE), and ThermoEnergy Corporation (OTC: TMEN).

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of turnkey energy efficient lighting solutions. These solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see www.energyfocusinc.com.

About 21Ventures

Founded in 2004 and headquartered in New York, 21Ventures, LLC is a venture capital management firm that has provided more than $400 million in seed, growth, and bridge capital to more than 40 technology ventures across the globe mainly in the cleantech arena. For more information, please see www.21Ventures.net.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forwardlooking statements include statements regarding our future business outlook, our products, our solutions, and our work with leading customers including governmental agencies. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:
Energy Focus, Inc., Public Relations Office
(440) 715-1295
pr@energyfocusinc.com

Investor Contact:
CleanTech IR, Inc.
310-541-6824
btanous@cleantech-ir.com